Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-187887, 333-195058, 333-223315, and 333-251916) on Form S-8 of our reports dated October 26, 2021, with respect to the consolidated financial statements of The Greenbrier Companies, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Portland, Oregon
October 26, 2021